Exhibit 4(u)

THE EMPIRE DISTRICT ELECTRIC COMPANY
EMPLOYEE STOCK PURCHASE PLAN

Section 1. Purpose of the Plan

The Empire District Electric Company Employee Stock Purchase Plan (the "Plan") is intended and devised to provide a suitable means by which eligible employees ("Employees") of The Empire District Electric Company (the "Company") and any approved controlled corporations ("Subsidiary Companies") may accumulate, through voluntary, systematic payroll deductions (and interest thereon as and to the extent provided for herein), amounts regularly credited to their Stock Purchase Accounts and once every twelve (12) months have such credited amounts applied to the purchase of newly issued shares of the Common Stock of the Company (the "Stock") pursuant to the forty-three offerings which the Company is hereby making. The Plan, therefore, provides Employees with opportunities to acquire proprietary interests in the Company, and it will also provide them with additional incentives to continue their employment and promote the best interests of the Company.

Section 2. Effective Date and Term of the Plan

The Plan was adopted by the Board of Directors of the Company on October 24, 1969, and the Plan became effective June 1, 1970 subject to approval by the stockholders of the Company. Subject to the provisions of Section 26 the Plan will continue in effect during a term beginning on its effective date and extending through May 31, 2013.

Section 3. Number of Shares Reserved Under the Plan

Eight hundred twenty-five thousand (825,000) shares of the Stock had been reserved for offering and made available for subscription under the Plan and subject to the provisions of Section 12 of the Plan as of May 31, 1990. On January 29, 1992, an additional three hundred thirty-seven thousand, one hundred seventy-five shares (337,175),were added to the reserve shares through a 2-for-1 stock split of the Common Stock of the Company. On February 23, 2005, an additional 500,000 shares were reserved for offering and made available for subscription under the Plan and subject to the provisions of Section 12 of the Plan subject to shareholder approval. One million, six hundred sixty-two thousand, one hundred seventy-five (1,662,175) is the maximum number of shares of the Stock which may be issued and sold thereunder.

At the beginning of each Purchase Period, provided for in Section 6 of the Plan, the Company will furnish to each Employee a form (hereinafter called a "Notice of Shares Offered") stating the maximum number of shares which he shall be entitled to purchase in accordance with the provisions of clause (ii) in the first paragraph of Section 5 of the Plan.

Section 4. Eligible Employees

All regular full-time employees (including officers), and all employees whose customary employment is for more than five months in any calendar Year or 20 hours per week, of the Company or a Subsidiary Company are eligible to participate in the Plan.

Section 5. Entry Into, and Participation in, the Plan

An Employee may enter into the Plan only as of the beginning of one of the Purchase Periods. If an individual becomes an Employee after the commencement of a Purchase Period, he may not enter into the Plan until the beginning of the next Purchase Period. A copy of the Plan will be furnished to each Employee prior to the Date of Grant of the first Purchase Period during which he is eligible to participate. To enter into the Plan an Employee must deliver (or cause to be delivered) as provided for in Section 8 of the Plan to the Treasurer of the Company on a form which the Company shall furnish to him a contingent subscription for Stock and authorization for payroll deductions to effect the purchase of Stock (hereinafter called a "Participation Election"). In his Participation Election an Employee must:

(i) authorize payroll deductions in a full dollar amount within the limits prescribed in Sections 8 and 9 of the Plan and specify the number of dollars per pay period to be deducted regularly from his compensation,

(ii) elect and authorize the purchase in each Purchase Period of a specific number of shares of Stock by him on the Exercise Date specified in Section 7 which falls at or near the close of each Purchase Period,

(I)
such specific number of shares not to exceed the number of shares purchasable at a price equal to 90% of the closing price of the Stock on the New York Stock Exchange on the Date of Grant of the Purchase Period with the aggregate amount of payroll deductions authorized for the Purchase Period and interest thereon, and

(II)
his specification of the number of shares of Stock to be purchased in each Purchase Peri-od after the first Purchase Period during which he elects to participate in the Plan to be made within seven days following and as of the Date of Grant of each such Purchase Period on a form which, at the beginning of each such Purchase Period and together with the Notice of Shares Offered provided for in Section 3 of the Plan, the Company shall furnish to him and which shall be deemed a part of his Participation Election,

(iii) agree to remain in the employ of an Employer-corporation for at least twenty-four (24) calendar months following the Date of Grant of the last Purchase Period in which he participates if requested so to do by the Company,

(iv) furnish the exact name or names and address or addresses in which shares of Stock purchased by him through the Plan are to be issued, and

(v) agree to notify the Treasurer of the Company if he should dispose of Stock purchased through the Plan within two years of the Date of Grant of the Purchase Period during which he purchased such Stock.

Shares of Stock purchased under the Plan may be issued in the Employee's name or, if so designated by the Employee, in his name and the name of another person who is a member of his family, with right of survivorship; and for this purpose the family of an Employee shall include only his spouse, his ancestors and lineal descendants and his brothers and sisters.

An Employee need not, and may not, make any down payment in order to enter into the Plan.

Participation in the Plan is entirely voluntary, and a participating Employee may withdraw from participation as provided in Section 16 of the Plan during any Purchase Period at any time prior to the Exercise Date of such Purchase Period.

Nothing in the Plan shall confer upon any Employee any right to continue in employment or interfere in any way with the right of the Company or any other Employer-corporation to terminate his employment at any time.

Section 6. Purchase Periods and Offerings

The forty-three twelve-month periods designated below shall be Purchase Periods, during which installment payments shall be made through payroll deductions, commencing with the following beginning dates (hereinafter called "Dates of Grant") and extending through the following ending dates (hereinafter called "Closing Dates"):

Dates of Grant	Purchase Period Designations	Closing Dates

June 1, 1970	First	May 31, 1971
June 1, 1971	Second	May 31, 1972
June 1, 1972	Third	May 31, 1973
June 1, 1973	Fourth	May 31, 1974
June 3, 1974	Fifth	May 31, 1975
June 2, 1975	Sixth	May 31, 1976
June 1, 1976	Seventh	May 31, 1977
June 1, 1977	Eighth	May 31, 1978
June 1, 1978	Ninth	May 31, 1979
June 1, 1979	Tenth	May 31, 1980
June 2, 1980	Eleventh	May 31, 1981
June 1, 1981	Twelfth	May 31, 1982
June 1, 1982	Thirteenth	May 31, 1983
June 1, 1983	Fourteenth	May 31, 1984
June 1, 1984	Fifteenth	May 31, 1985
June 3, 1985	Sixteenth	May 31, 1986
June 2, 1986	Seventeenth	May 31, 1987
June 1, 1987	Eighteenth	May 31, 1988
June 1, 1988	Nineteenth	May 31, 1989
June 1, 1989	Twentieth	May 31, 1990
June 1, 1990	Twenty-first	May 31, 1991
June 3, 1991	Twenty-second	May 31, 1992
June 1, 1992	Twenty-third	May 31, 1993
June 1, 1993	Twenty-fourth	May 31, 1994
June 1, 1994	Twenty-fifth	May 31, 1995
June 1, 1995	Twenty-sixth	May 31, 1996
June 3, 1996	Twenty-seventh	May 31, 1997
June 2, 1997	Twenty-eighth	May 31, 1998
June 1, 1998	Twenty-ninth	May 31, 1999
June 1, 1999	Thirtieth	May 31, 2000
June 1, 2000	Thirty-first	May 31, 2001
June 1, 2001	Thirty-second	May 31, 2002
June 3, 2002	Thirty-third	May 31, 2003
June 2, 2003	Thirty-fourth	May 31, 2004
June 1, 2004	Thirty-fifth	May 31, 2005
June 1, 2005	Thirty-sixth	May 31, 2006
June 1, 2006	Thirty-seventh	May 31, 2007
June 1, 2007	Thirty-eighth	May 31, 2008
June 2, 2008	Thirty-ninth	May 31, 2009
June 1, 2009	Fortieth	May 31, 2010
June 1, 2010	Forty-first	May 31, 2011
June 1, 2011	Forty-second	May 31, 2012
June 1, 2012	Forty-third	May 31, 2013

If any of the above Dates of Grant shall become a holiday or half-holiday in the State of New York, the next succeeding day which is not such a holiday or half-holiday shall be the Date of Grant. Each Purchase Period shall include all pay periods ending within it. During each Purchase Period participating Employees are to accumulate credits through payroll deductions to be made at the close of each pay period for the purchase of shares of Stock under the Plan. Any interest to which an Employee may be entitled under the Plan for participation during a Purchase Period will be credited on the Exercise Date (specified in Section 7 of the Plan) for the Purchase Period or, in the event his employment shall terminate prior to the Exercise Date, on the date of the termination of his employment. With respect to each Purchase Period the Company is hereby making a separate offer to sell (or granting a separate option to buy) to participating Employees the number of shares (subject to the provisions of Sections 3, 5, 11 and 12 of the Plan) which shall be purchasable through the application of amounts credited to such Employee's Stock Purchase Accounts at the purchase price per share determined on the Exercise Date which falls within the Purchase Period (such number of shares to be subject to reduction in the event of a pro rata apportionment provided for in Section 22).

Section 7. Purchase Prices and Exercise Dates

In each Purchase Period there shall be a date called the "Exercise Date", which shall be as shown in the following tabulation:

Purchase Periods	Exercise Dates

First	May 31, 1971 (Monday)
Second	May 31, 1972 (Tuesday)
Third	May 31, 1973 (Thursday)
Fourth	May 31, 1974 (Friday)
Fifth	May 30, 1975 (Friday)
Sixth	May 31, 1976 (Monday)
Seventh	May 31, 1977 (Tuesday)
Eighth	May 31, 1978 (Wednesday)
Ninth	May 31, 1979 (Thursday)
Tenth	May 30, 1980 ( Friday)
Eleventh	May 29, 1981 (Friday)
Twelfth	May 31, 1982 (Monday)
Thirteenth	May 31, 1983 {Tuesday)
Fourteenth	May 31, 1984 (Thursday)
Fifteenth	May 31, 1985 (Friday)
Sixteenth	May 30, 1986 (Friday)
Seventeenth	May 29, 1987 (Friday)
Eighteenth	May 31, 1988 (Tuesday)
Nineteenth	May 31, 1989 (Wednesday)
Twentieth	May 31, 1990 (Thursday)
Twenty-first	May 31, 1991 (Friday)
Twenty-second	May 29, 1992 (Friday)
Twenty-third	May 31, 1993 (Monday)
Twenty-fourth	May 31, 1994 (Tuesday)
Twenty-fifth	May 31, 1996 (Wednesday)

Twenty-sixth	May 31, 1996 (Friday)
Twenty-seventh	May 30, 1997 (Friday)
Twenty-eighth	May 29, 1998 (Friday)
Twenty-ninth	May 31, 1999 (Monday)
Thirtieth	May 31, 2000 (Wednesday)
Thirty-first	May 31, 2001 (Thursday)
Thirty-second	May 31, 2002 (Friday)
Thirty-third	May 30, 2003 (Friday)
Thirty-fourth	May 31, 2004 (Monday)
Thirty-fifth	May 31, 2005 (Tuesday)
Thirty-sixth	May 31, 2006 (Wednesday)
Thirty-seventh	May 31, 2007 (Thursday)
Thirty-eighth	May 30, 2008 (Friday)
Thirty-ninth	May 29, 2009 (Friday)
Fortieth	May 31, 2010 (Monday)
Forty-first	May 31, 2011 (Tuesday)
Forty-second	May 31, 2012 (Thursday)
Forty-third	May 31, 2013 (Friday)

If any of the dates shown in the above tabulation is or shall become a holiday or half-holiday in the State of New York, the day next preceding such date which is not such a holiday or half-holiday shall be the Exercise Date.

The purchase price per share of Stock to be purchased pursuant to any of the offerings herein provided for shall be not less than $1 the present par value per share of the Stock, or not less than any future par value thereof. Subject to such minimum price and the provisions of Section 12 of the Plan the purchase price per share of Stock to be purchased on an Exercise Date through the application of amounts credited during the Purchase Period in which falls the Exercise Date to the Stock Purchase Accounts of participating Employees shall be the lesser of

(A) an amount equal to 90% of the fair market value of the Stock at the time such option is granted or

(B) an amount which under the terms of the option may not be less than 90% of the fair market value of the Stock at the time such option is exercised.

The fair market value of the Stock at the time specified in clause (A) above shall be determined by using the closing price of the Stock on the New York Stock Exchange on the Date of Grant; and the fair market value of the Stock at the time specified in clause (B) above shall be determined by using the closing price of the Stock on the New York Stock Exchange on the Date of Exercise.

Any Date of Grant or Exercise Date is subject to change for a holiday or half-holiday as provided in Section 6 and this Section 7 and for the unavailability of a closing price on the New York Stock Exchange as provided in Section 11.

Section 8. Payroll Deductions- Authorization and Amount

Employees shall deliver (or cause to be delivered) to the Treasurer of the Company their Participation Elections within seven days following the Date of Grant of the first Purchase Period during which they wish to participate in the Plan.

The full dollar amounts which Employees shall authorize in their Participation Elections may not be less than 2% nor in excess of 20% of their base pay determined as of the date by which their Participation Elections must be received (subject to the limitations of Section 9 of the Plan).

The base pay of an Employee shall mean the gross amount of his pay determined on the basis of his regular, straight-time hourly, weekly or monthly rate for the number of hours normally worked exclusive of overtime, shift premiums or other compensation; provided, however, that in the case of an Employee whose compensation consists of salary, sales commissions and sales bonuses, his base pay shall also include his average sales commissions and sales bonuses received during the twelve-month period ended one month prior to the Date of Grant of each Purchase Period during which he participates in the Plan.

If as a result of a change during, or prior to the commencement of, a Purchase Period in a participating Employee's base pay his deductions exceed the amount allowable, he must sign and deliver to the Treasurer of the Company a revision of authorization form (hereinafter called a "Revision of Authorization"), which will become effective for his first pay period ending in the next Purchase Period.

By delivering at least ten days prior to the close of a pay period to the Treasurer of the Company a Revision of Authorization, a participating Employee may change, subject to the limitations of this Section 8 and Section 9 of the Plan, once during a Purchase Period the amount to be deducted from his pay during the next and following pay periods in such Purchase Period and subsequent Purchase Periods; and by delivering to the Treasurer of the Company within seven days following the Date of Grant of the next Purchase Period a Revision of Authorization a participating Employee may change the amount to be deducted from his pay during the next Purchase Period and any subsequent Purchase Period or Purchase Periods subject to the limitations of this Section 8 and Section 9 of the Plan.

A participating Employee's authorization for payroll deductions will remain in effect for the duration of the Plan unless suspended pursuant to the provisions of Section 11 or 15 of the Plan, unless his election to purchase Stock shall have been terminated pursuant to the provisions of Section 13 of the Plan, unless the amount of the deduction is changed as provided in this Section 8 of the Plan or unless the Employee withdraws or is considered to have withdrawn from the Plan under Sections 15, 16 or 17 thereof.

All amounts credited to the Stock Purchase Accounts of participating Employees shall be held in the general funds of the Company but shall be used from time to time in accordance with the provisions of the Plan.

Section 9. Limitations on the Granting of Options to a Participating Employee and on the Amount of Stock Which a Participating Employee May Purchase

Anything in the Plan to the contrary notwithstanding, no participating Employee may be granted an option which permits his rights to purchase Stock under all such plans of his Employer-corporation and its parent and subsidiary companies (if any) to accrue at a rate which exceeds $25,000 of fair market value of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time. For purposes of this Section 9

(i) the right to purchase Stock under an option accrues when the option (or any portion thereof) first becomes exercisable during the calendar year;

(ii) the right to purchase Stock under an option accrues at the rate provided in the option, but in no case may such rate exceed $25,000 of fair market value of such Stock (determined at the time such option is granted) for any one calendar year; and

(iii) a right to purchase Stock which has accrued under one option granted pursuant to the Plan may not be carried over to any other option.

No participating Employee may be granted an option hereunder if such Employee, immediately after the option is granted, owns stock possessing five per cent or more of the total combined voting power or value of all classes of stock of the Employer-corporation or of its parent or subsidiary company. For the purposes of this paragraph a participating Employee shall be considered as owning the stock owned, directly or indirectly, by or for his brothers and sisters (whether by the whole or half blood), spouse, ancestors and lineal descendants; for the purposes of this paragraph stock owned, directly or indirectly, by or for a corporation, partnership, estate, or trust, shall be considered as being owned proportionately by or for its shareholders, partners, or beneficiaries; and for the purposes of this paragraph stock which the participating Employee may purchase under outstanding options shall be treated as stock owned by the participating Employee.

Section 10. Employees' Stock Purchase Accounts - Interest and Statements

The amounts deducted from the pay of each participating Employee shall be credited to his individual Stock Purchase Account.

Interest on all amounts deducted as aforesaid at the rate of five per cent (5%) per annum shall be credited to participating Employees' accounts on the Exercise Date of each Purchase Period except in the event of a decision not to purchase Stock made under Section 11 of the Plan or except in the event of the termination under Section 13 of the Plan of his election to purchase Stock or except on cash drawn as provided for in Section 14 of the Plan or except in the event of a withdrawal from the Plan as provided for in Section 16 of the Plan or except to the extent provided for in Section 17 of the Plan in the event of a termination of participation rights; and for the purpose of computing interest Employees' installment payments (effected through payroll deductions) made during a month are to be credited to their Stock Purchase Accounts as of the first of the month, and interest shall be computed on the average monthly balances during a Purchase Period.

Employees participating in the Plan may not make direct cash payments to their Stock Purchase Accounts.

Following the close of each Purchase Period the Company will furnish to each participating Employee an Account Statement of his individual Stock Purchase Account. This Account Statement shall show (i) the total amount of payroll deductions for the Purchase Period just closed, (ii) the amount of any cash withdrawal, (iii) the number of full shares (and the price per share) of Stock purchased pursuant to the provisions of Section 11 of the Plan by the participating Employee in the Purchase Period, (iv) the amount of interest credited to this Stock Purchase Account at the close of the Purchase Period and (v) any remaining balance of amounts of payroll deductions (his installment payments) and interest, which balance is to be refunded to the Employee following the close of the Purchase Period.

Section 11. Issuance and Purchase of Stock

Shares of Stock may be purchased by participating Employees only on one date in each Purchase Period, such date being the Exercise Date; and the right which the Company grants to participating Employees to purchase Stock in a Purchase Period may be exercised only on the

Exercise Date, and their elections to purchase Stock shall not become irrevocable until the close of business on the day prior to the Exercise Date. No fractional shares of Stock may be purchased hereunder. The purchase price per share shall be determined as set forth in Section 7 of the Plan; but if there shall be no closing market price per share of the Stock on the New York Stock Exchange on any Date of Grant or Exercise Date, the next preceding day on which such a price shall be available shall be substituted for the Date of Grant or Exercise Date on which there is no such closing market price.

A participating Employee who purchases Stock pursuant to an offering under the Plan shall purchase as many full shares as shall be stated by him in his Participation Election subject to the limitations set forth in the provisions of Sections 8, 9, 12 and 22 of the Plan provided that in no event may shares be purchased other than by application of the balance in his Stock Purchase Account on the Exercise Date and that in no event may a participating Employee purchase a greater number of shares than would be purchasable at the purchase price determined in accordance with Section 7 of the Plan through the application of the balance in his Stock Purchase Account on the Exercise Date of the Purchase Period to which the offering relates. Any balance remaining in such a participating Employee's Stock Purchase Account on a Closing Date shall be refunded to the Employee as soon as practicable thereafter.

Shares of Stock so purchased shall be delivered to the Employee through stock certificates or electronic delivery as soon as practicable.

An Employee who does not wish to purchase shares of Stock in any Purchase Period must give to the Treasurer of the Company notice in writing to this effect on a form to be furnished by the Company (hereinafter called a "Notification"), and such Notification must be received not later than the day before the Exercise Date which falls within the Purchase Period. All amounts exclusive of interest credited to the Stock Purchase Account of such an Employee shall then be returned to him as soon as practicable, and no further payroll deductions shall be made during the Purchase Period; but he will continue as a participant in the Plan during any and all subsequent Purchase Periods unless he submits a Notice of Withdrawal, as provided for in Section 16 of the Plan.

All rights as an owner of shares of Stock purchased under the Plan shall accrue to the participating Employee who purchased the shares effective as of the Exercise Date on which amounts credited to his Stock Purchase Account were applied to the purchase of the shares; and such Employee shall not have any rights as a stockholder prior to such Exercise Date by reason of his having elected to purchase such shares.

Section 12. Changes in Stock

In the event of a subdivision or combination of the shares of the Stock the Board of Directors of the Company shall proportionately increase or decrease the maximum number of shares which may be issued thereafter and sold under the Plan and the number of shares under elections to purchase; and in such event it shall appropriately adjust the terms relating to the price at which shares of Stock under elections to purchase shall be sold. In the event of a stock dividend on the outstanding shares of the Stock representing less than 25% of the number of shares outstanding prior to such distribution the Board of Directors of the Company may make, and in the event of such a distribution of 25% or more shall make, such a proportionate increase or decrease of such maximum number of shares and appropriately adjust such terms. In the event of a reclassification or other change of the shares of the Stock the Board of Directors of the Company shall make appropriate adjustments. In any of the aforesaid events the Board of Directors of the Company may take such further action as in its opinion shall be necessary or appropriate.

Section 13. Assignment of Plan Rights or of Purchased Stock

An Employee must advise promptly the Treasurer of the Company if a disposition shall be made of any shares of Stock purchased by him under the Plan if such disposition shall have occurred within two years of the Date of Grant of the Purchase Period during which he purchased such shares.

A participating Employee's privilege to purchase Stock under the Plan can be exercised only by his acting in his own behalf; and he cannot purchase Stock for someone else, although he may designate in accordance with the provisions of Section 5 of the Plan that shares of Stock purchased by him be issued in the joint names of himself and a member of his family.

An Employee participating in the Plan may not sell, transfer, pledge or assign to any other person any interest, privilege or right under the Plan or in any amounts credited to his Stock Purchase Account; and if this provision shall be violated, his election to purchase Stock shall terminate, and the only right remaining thereunder will be to have paid to the person entitled thereto the amount (exclusive of interest) credited to the Employee's Stock Purchase Account.

Section 14. Privilege to Withdraw Cash

By delivering to the Treasurer of the Company a notice on a form which the Company will provide (the "Cash Withdrawal Notice") a participating Employee may withdraw at any time during a Purchase Period prior to the Exercise Date which falls within the Purchase Period all or any part of the amount standing to his credit in his Stock Purchase Account; but he may make such a withdrawal only once during a Purchase Period without withdrawing from participation in the Plan for the Purchase Period; and in the event of such a cash withdrawal he will receive no interest on the amount withdrawn from his Stock Purchase Account during the Purchase Period.

Section 15. Suspension of Deductions

Not only shall a participating Employee's payroll deductions under the Plan be changed as provided for in the fourth paragraph of Section 8 but also they shall be suspended if on account of a leave of absence, layoff, reduction in pay or other reasons a participating Employee does not have sufficient pay in any payroll period to permit his payroll deductions authorized under the Plan to be made in full. The suspension will last until the participating Employee again has sufficient pay to permit such payroll deductions to be made in full; but if the suspension shall not have been removed by the Closing Date of the Purchase Period (shown in Section 6 of the Plan) in which it began, the participating Employee will be considered to have withdrawn from the Plan as provided for in Section 16 of the Plan.

Section 16. Privilege to Withdraw From, and Re-Join, the Plan

During any Purchase Period a participating Employee may withdraw from the Plan at any time prior to the Exercise Date in the Purchase Period; and subject to, and in accordance with, the provisions of Section 5 and 8 of the Plan he may re-enter the Plan at the beginning of any Purchase Period subsequent to the Purchase Period in which he withdrew. Withdrawal of a participating Employee shall be effected by notification prior to such Exercise Date to the Treasurer of the Company on a form which the Company shall provide for this purpose ("Notice of Withdrawal"). In the event a participating Employee shall withdraw from the Plan all amounts credited to his Stock Purchase Account (exclusive of interest) not already actually used for the purchase of Stock or unconditionally committed thereto will be returned to him without interest as soon as practicable after his Notice of Withdrawal shall have been received.

Section 17. Termination of Employee's Participation Rights

A participating Employee's right to continue participation in the Plan will terminate

(i) upon the Company's discontinuance of the Plan,

(ii) upon his Employer-corporation's ceasing to be a Subsidiary Company or subsidiary company,

     (iii) upon his Employer-corporation's withdrawing, or being withdrawn by the Company, from the Plan pursuant to Section 19 hereof,

(iv) upon his transfer to an employer which is not an Employer-corporation or to non-eligible employment, or

(v) upon his retirement, death or release for any reason other than resignation or discharge.

Upon termination of an Employee's right to continue participation on account of the occurrence of any of the foregoing contingencies, all amounts credited to the participating Employee's Stock Purchase Account not already used or unconditionally committed for the purchase of Stock will be repaid as soon as practicable with interest as provided for in Section 10 of the Plan.

A participating Employee's right to continue participation in the Plan will also terminate upon his resignation or discharge, upon the termination of his election to purchase Stock pursuant to the provisions of Section 13 of the Plan or upon the termination of his employment for any reason other than those previously enumerated in this Section 17; and upon the termination of such rights for any of the reasons described in this paragraph all amounts credited to a participating Employee's Stock Purchase Account (exclusive of interest) not already used for the purchase of Stock or unconditionally committed thereto will be repaid without interest.

A Notice of Withdrawal will be considered as having been received by the Treasurer of the Company from the Employee on the date his employment ceases.

If an Employee's payroll deductions shall be interrupted by any legal process, a Notice of Withdrawal will be considered as having been received from him on the day the interruption shall occur.

Section 18. No Repurchase of Stock by the Company

Neither the Company nor any Subsidiary Company shall purchase from any Employee shares of Stock he shall have acquired under the Plan or lend directly or indirectly money to any Employee for the purpose of assisting such Employee to retain any shares of Stock he shall have so acquired.

Section 19. Subsidiary Companies and Employer-corporations

Any subsidiary company approved by the Board of Directors of the Company (any such subsidiary company being herein called a "Subsidiary Company") may participate as an Employer-corporation in the Plan. Any Subsidiary Company may withdraw by action of its Board of Directors from participation in the Plan as an Employer-corporation upon notice to the Treasurer of the Company; and the Company by action of its Board of Directors may withdraw any Subsidiary Company upon notice to the Treasurer of the Company and to the Treasurer of the Subsidiary Company. Any such withdrawal shall automatically effect the termination of the Plan in so far as it relates to such withdrawing or withdrawn Subsidiary Company and its employees.

Section 20. Transfer of Employment

A transfer of employment from one Employer-corporation to another shall not constitute a termination of employment; and any participating Employee who shall be so transferred shall retain his right to participate in the Plan.

Section 21. Administration of the Plan

The Treasurer of the Company shall administer the Plan; and he shall be responsible to make such rulings or interpretations as shall be necessary or in his judgment advisable in its operation. His interpretations of the provisions of the forty-three offerings provided for hereunder shall be final.

The Company and any Subsidiary Company or Subsidiary Companies will bear all administrative expenses of the Plan.

Section 22. Apportionment of Stock

If at any time shares of Stock authorized for the purposes of the Plan shall not be available in sufficient number to meet all unfilled purchase requirements, the Board of Directors of the Company shall apportion the remaining available shares among participating Employees on a pro rata basis. In no case shall any apportionment of shares be made with respect to a participating Employee's election to purchase unless such election is then in effect (subject only to any suspension provided for in the Plan) for the full number of shares originally specified by the participating Employee in his Participation Election. The Treasurer of the Company shall give notice of any such apportionment and of the method of apportionment used to each participating Employee to whom shares shall have been apportioned.

Section 23. Restrictions on Elections of Insiders

Elections under this Plan by Participants to whom the provisions of either Section 16(a) or Section 16(b) of the Securities Exchange Act of 1934 apply (hereinafter, “Insiders”), may be restricted as follows. Any election by an Insider to direct an investment, a transfer or change of investment, a withdrawal, or any other election which would constitute a “Discretionary Transaction,” as that term is defined in SEC Rule 16b-3(b)(1), may be made by such Insider only if such election is made more than six months after any previous opposite-way Discretionary Transaction under any plan (including this Plan) maintained by the Employer, as defined in SEC Rule 16b-3(f). Insiders may also be required to file Form 4 with the United States Securities and Exchange Commission.

Section 24. Government Regulations

The Plan and the obligation of the Company to issue, sell and deliver Stock under the Plan are subject to all applicable laws and to all applicable rules, regulations and approvals of government agencies.

Section 25. Definitions

Whenever used herein, unless the context otherwise requires, the following terms shall have the meanings set forth below:

(a) The term "Account Statement" means the statement to be furnished to each participating Employee after the close of each Purchase Period, in accordance with the provisions of Section 10 of the Plan.

(b)  The term "base pay" means the gross amount of pay determined as provided in Section 8 of the Plan plus the amount of average sales commissions and sales bonuses allowed to be included by said Section.

(c)  The term "Cash Withdrawal Notice" means the notice which a participating Employee must give in order to exercise the privilege of withdrawing amounts credited to his Stock Purchase Account in accordance with the provisions of Section 14 of the Plan.

(d)  The term "Closing Dates" means the dates, set forth in Section 6 of the Plan, on which the forty-three Purchase Periods end.

(e) The term "Dates of Grant" means the dates, set forth in Section 6 of the Plan, on which the forty-three Purchase Periods begin.

(f) The term "Company" means The Empire District Electric Company and any successor thereof.

(g) The term "Employees" means employees eligible to participate in the Plan in accordance with the provisions of Section 4 of the Plan.

(h) The term "Employer-corporations" means the Company and any subsidiary company thereof approved in accordance with the provisions of Section 19 of the Plan by the Board of Directors of the Company for participation in the Plan.

(i) The term "Exercise Dates" means the dates specified in Section 7 of the Plan on which Stock may be purchased hereunder.

(j) The term "Notice of Shares Offered" means the notice which, in accordance with the provisions of Section 3 of the Plan, the Company shall give to each Employee at the beginning of each Purchase Period.

(k) The term "Notice of Withdrawal" means an Employee's notice meeting the requirements of Section 16 of the Plan of his withdrawal from participation in the Plan.

(I) The term "Notification" means an Employee's advice, given in accordance with the provisions of Section 11 of the Plan, to the Treasurer of the Company to the effect that he does not wish to purchase Stock in a Purchase Period.

(m) The term "parent" or "parent company" means any corporation (other then the Employer-corporation) in an unbroken chain of corporations ending with the Employer-corporation if, at the time of the granting of the option, each of the corporations other than the Employer-corporation owns stock possessing 50 per cent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(n) The term "Participation Election" means an Employee's written acceptance, unconditionally binding on the Exercise Dates with respect to his election to purchase Stock, of the Company's offering pursuant to the Plan in accordance with the provisions of Section 5 thereof.

(o) The term "Plan" means The Empire District Electric Company Employee Stock Purchase Plan as originally in effect and as it may be amended from time to time.

(p) The term "Purchase Periods" means the periods designated in Section 6 of the Plan, during which amounts credited to the Stock Purchase Accounts of participating Employees are accumulated for application to the purchase of Stock.

(q)   The term "Revision of Authorization" means a participating Employee's written revision pursuant to the provisions of Section 8 of the Plan of his authorization of payroll deductions.

(r) The term "Stock" means the Common Stock of the Company as authorized on the effective date of the Plan (having a par value per share of $1) or as it may be subsequently authorized prior to the termination of the Plan.

(s) The term "Stock Purchase Accounts" means the accounts of Employees participating in the Plan provided for in Section 10 of the Plan.

(t) The term "subsidiary company" means any corporation (other than the Employer-corporation) in an unbroken chain of corporations beginning with the Employer-corporation if, at the time of the granting of the option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50 per cent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(u) The term "Subsidiary Companies" means subsidiaries of the Company approved in accordance with the provisions of Section 19 of the Plan by the Board of Directors of the Company for participation in the Plan.

Masculine pronouns shall include both males and females.

Section 26. Amendment or Termination of the Plan

Within any limits which may be imposed by the stockholders of the Company the Board of Directors of the Company may suspend, amend or terminate the Plan at any time or from time to time.